EXHIBIT 10.59
IMMUNOCELLULAR THERAPEUTICS, LTD.
NON-EMPLOYEE DIRECTOR COMPENSATION POLICY
AMENDED BY THE BOARD OF DIRECTORS: AUGUST 29, 2017

Each member of the Board of Directors (the “Board”) who is not also serving as an employee of ImmunoCellular Therapeutics, Ltd. (the “Company”) or any of its subsidiaries (each such member, an “Eligible Director”) will receive the compensation described in this Non-Employee Director Compensation Policy (the “Director Compensation Policy”) for his or her Board service. The Director Compensation Policy may be amended at any time in the sole discretion of the Board or the Compensation Committee of the Board.

Annual Cash Compensation

Each Eligible Director shall receive the cash compensation described below. The annual cash compensation amount set forth below is payable in equal quarterly installments, payable in arrears on the last day of each fiscal quarter in which the service occurred. If an Eligible Director joins the Board or a committee of the Board (“Committee”) at a time other than effective as of the first day of a fiscal quarter, each annual retainer set forth below will be pro-rated based on days served in the applicable fiscal year, with the pro-rated amount paid for the first fiscal quarter in which the Eligible Director provides the service, and regular full quarterly payments thereafter. All annual cash retainer fees are vested upon payment.

1.	Annual Board Service Retainer:
a.    Eligible Directors other than the Chairperson of the Board: $26,250
b.    Chairperson of the Board: $37,500

2.    Annual Committee Chair Service Retainer:
a.    Chairperson of the Audit Committee: $9,000
b.    Chairperson of the Compensation Committee: $5,625
c.    Chairperson of the Nominating & Corporate Governance Committee: $5,625
d.    Chairperson of the Finance Committee: $5.625

3.    Annual Committee Member Service Retainer:
a.    Member of the Audit Committee: $5,625
b.    Member of the Compensation Committee: $3,750
c.    Member of the Nominating & Corporate Governance Committee: $3,750
d.    Member of the Finance Committee: $3,750

Equity Compensation

The equity compensation set forth below will be granted under the ImmunoCellular Therapeutics, Ltd. 2016 Equity Incentive Plan (the “Plan”), and will be documented on the applicable form of equity award agreement most recently approved for use by the Board (or a duly authorized committee thereof) for Eligible Directors. All stock options granted under the Director Compensation Policy will be nonstatutory stock options, with an exercise price per share equal to 100% of the Fair Market Value (as defined in the Plan) of the underlying Common Stock on the date of grant, and a term of ten years from the date of grant (subject to earlier termination in connection with a termination of service as provided in the Plan).

1.

Annual Option Grant: On the date of each annual stockholder meeting of the Company, each Eligible Director automatically, and without further action by the Board or Compensation Committee of the Board, will be granted a stock option to purchase the number of shares of the Company’s Common Stock equal to $25,000 divided by the fair value (Black-Scholes value) of the Company’s Common Stock on the date of grant (the “Annual Option Grant”). The Annual Option Grant will vest quarterly over one year from the grant date, such that the Annual Option Grant will be fully vested on the first anniversary of the date of grant, subject to the Eligible Director’s Continuous Service (as defined in the Plan) on each applicable vesting date. In addition, in the event of a Change in Control or a Corporate Transaction (each as defined in the Plan), any unvested portion of the Annual Option Grant will fully vest and become exercisable as of immediately prior to the effective time of such Change in Control or Corporate Transaction, subject to the Eligible Director’s Continuous Service on the effective date of such transaction.

Expenses

The Company will reimburse Eligible Directors for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in Board and/or Committee meetings; provided, that Eligible Directors timely submit to the Company appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense policy, as in effect from time to time.

2.